Exhibit 10.3

FIRST AMENDMENT TO PROGRAM AGREEMENT

THIS FIRST AMENDMENT TO PROGRAM AGREEMENT (“First Amendment”) is made and effective as of this 22nd day of October, 2008, between Aera Energy LLC, a California limited liability company, having offices at 10000 Ming Avenue, Bakersfield, California 93311 (“Aera”), and Global Greensteam LLC, a California limited liability company, having offices located at 789 West Pender Street, Suite 1010, Vancouver BC, V6C1H2 Canada (“Greensteam”).

WHEREAS, Aera and Greensteam entered into a Program Agreement on March 31, 2008 (the “Program Agreement”); and

WHEREAS, the Program Agreement provides for a Test Unit, which will use Greensteam’s waste-to-steam technology to burn waste biomass to create Steam, to be built at an Aera location; and

WHEREAS, the Program Agreement provides that other Projects could be built depending on the results of the Test Unit; and

WHEREAS, both Greensteam and Aera desire that construction and operation of the Test Unit proceed; and

WHEREAS, Aera is willing to pay Greensteam for research and development services which will allow construction and operation of the Test Unit to proceed; and

WHEREAS, in return for the payment by Aera to Greensteam for research and development services, Greensteam is willing to provide Aera with research and development services and discount-priced Steam.

NOW, THERFORE, in consideration of the premises and mutual covenants and agreements hereinafter set forth and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged by each of Aera and Greensteam, the Parties to this First Amendment agree as follows:

MISCELLANEOUS

1.     Definitions. Any capitalized term used but not defined herein shall have the definition provided in the Program Agreement unless amended in this document.

2.     Amendment. This First Amendment is meant to amend only those Articles, Sections, and Schedules of the Program Agreement as provided herein, and, except as amended, all terms and conditions of the Program Agreement remain in full force and effect.

AMENDMENT ADDITIONS TO PROGRAM AGREEMENT

1.     Add an Article 17 as follows:

ARTICLE 17
RESEARCH AND DEVELOPMENT SERVICES

Section 17.1 – Aera Payment for Research and Development Services

Aera will pay Greensteam for research and development services (“R&D”) which Greensteam will provide as defined and described in section 17.2 below. Aera will make R&D progress payments to Greensteam (“Payments”) totaling no more than Three Million Dollars ($3,000,000). Payments will be made only after actual expenditures have been made by Greensteam for R&D consistent with Exhibit “1” attached hereto and made a part hereof. Aera will make Payments within fifteen (15) calendar days of Aera receiving from Greensteam an invoice containing charges for actual R&D performed for the Test Unit.

Section 17.2 – Research and Development Services Provided

Greensteam will use the Payments solely for R&D of the Test Unit. R&D of the Test Unit shall be defined as the project management, design, engineering, permitting, construction (including materials purchase), and operation of the Test Unit at the Test Unit Site. Greensteam will provide all other funding required for R&D of the Test Unit and the Test Unit itself. Upon execution of this First Amendment, Greensteam will immediately begin R&D on the Test Unit.

Section 17.3 - Greensteam Provision of Discount Priced Steam; Payment of Early Termination Fee

Greensteam shall be obligated to provide Aera with discount-priced Steam.

If the Test Unit meets the pre-agreed Specific Test Requirements and the Parties move forward with the Full Scale Period, Greensteam will provide Aera with discount-priced Steam from the Full Scale Period as provided in Schedule E.

If there is no Full Scale Period in which Greensteam can provide Aera with discount-priced Steam, Greensteam shall pay Aera an early termination fee as provided in this section 17.3 (“Early Termination Fee”). In the following situations, Greensteam shall pay to Aera the Early Termination Fee in the amount specified for each specific situation:

17.3.1   If the Test Unit fails to meet the pre-agreed Specific Test Requirements and either Party gives notice as provided in Section 3.5.7, then Greensteam will pay to Aera an Early Termination Fee in the amount of Three Million Nine Hundred Thousand Dollars ($3,900,000.00) within fifteen (15) days of the Party receiving the notice provided for by Section 3.5.7. The payment of the Early Termination Fee by Greensteam shall be in cash by wire transfer. If Greensteam fails to timely pay the Early Termination Fee, Aera will have all remedies available to it provided by law, and Aera shall have the option to exchange the Early Termination Fee amount for an equal value of stock in the Greensteam affiliate with securities that are publicly traded (currently, Global Green Solutions Inc.). The shares would be issued to Aera from the escrow established pursuant to section 17.5 below.

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17.3.2   If the Test Unit meets the pre-agreed Specific Test Requirements, both Parties provide notice as provided by Section 3.5.4 that the pre-agreed Specific Test Requirements are met or the test results are acceptable, and Greensteam is subsequently unable to (1) obtain the Full Scale Permit after diligent effort or (2) obtain financing for the first Project after diligent effort, then Greensteam will pay to Aera an Early Termination Fee in the amount of One Million Five Hundred Thousand Dollars ($1,500,000.00) within thirty (30) calendar days of the permitting agency’s final denial of the Full Scale Permit or one hundred eighty (180) calendar days from the end of the Test Period, whichever is sooner. The payment of the Early Termination Fee by Greensteam shall be in cash by wire transfer. If Greensteam fails to timely pay the Early Termination Fee, Aera will have all remedies available to it provided by law, and Aera shall have the option to exchange the Early Termination Fee amount for an equal value of stock in the Greensteam affiliate with securities that are publicly traded (currently, Global Green Solutions Inc.). The shares would be issued to Aera from the escrow established pursuant to section 17.5 below.

17.3.3  If the Test Unit meets the pre-agreed Specific Test Requirements, both Parties provide notice as provided by Section 3.5.4 that the pre-agreed Specific Test Requirements are met or the test results are acceptable, Greensteam subsequently obtains the Full Scale Permit, Greensteam obtains financing for the first Project, and Greensteam fails to implement the Full Scale Period Project(s), then Greensteam will pay to Aera an Early Termination Fee in the amount of Three Million Nine Hundred Thousand Dollars ($3,900,000.00) within ninety (90) calendar days of Greensteam’s receipt of the Full Scale Permit. The payment of the Early Termination Fee by Greensteam shall be in cash by wire transfer. If Greensteam fails to timely pay the Early Termination Fee, Aera will have all remedies available to it provided by law, and Aera shall have the option to exchange the Early Termination Fee amount for an equal value of stock in the Greensteam affiliate with securities that are publicly traded (currently, Global Green Solutions Inc.). The shares would be issued to Aera from the escrow established pursuant to section 17.5 below.

17.3.4   If the Test Unit meets the pre-agreed Specific Test Requirements, both Parties provide notice as provided by Section 3.5.4 that the pre-agreed Specific Test Requirements are met or the test results are acceptable, and Aera elects option 2 under Section 3.5.5 to terminate the Program Agreement, then Greensteam will not be required to pay to Aera any Early Termination Fee.

This Early Termination Fee provision applies only to a failure by Greensteam of not providing discount-priced Steam to Aera if there is no Full Scale Period, and does not apply to any other breach by Greensteam of the Program Agreement as amended.

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Section 17.4 - Right to Audit

Aera will have the right to audit Greensteam’s accounts and records relating to the R&D Payments for any calendar year during which R&D is conducted within a twenty-four (24) month period following the end of the calendar year during which the R&D was provided.

Section 17.5 – Stock Escrow

Within ten (10) days of the last Party signing this First Amendment, Global Green Solutions Inc. will place twenty million shares (20,000,000) of the same class and type of stock as is currently publicly traded into escrow with Aera’s name as beneficial owner. Within three (3) calendar days of the stock shares being placed into escrow for the benefit of Aera, Global Green Solutions Inc. will (1) provide Aera with copies of the stock shares or certificates placed into escrow for Aera’s benefit, and (2) notify Aera where such stock shares or certificates are being held in escrow. Aera shall have the right to inspect the escrowed stock shares at any time during reasonable business hours. The stock shares will be restricted for six (6) months from the date the escrowed shares are issued. The stock shares will only be distributed to Aera if Greensteam fails to timely pay the Early Termination Fee and Aera exercises any of the options contained in Sections 17.3.1, 17.3.2, and 17.3.3. The number of shares of stock to transfer to Aera will be determined by using the average closing share price of Global Green Solutions Inc. for the calendar month before Aera sends a demand for Global Green Solutions Inc. stock. Any shares not needed to pay the Early Termination Fee will be released from escrow to Global Green Solutions Inc. All shares held in escrow will be released to Global Green Solutions Inc. when there are no longer any situations that may require payment of an Early Termination Fee as defined in section 17.3 above. If Global Green Solutions Inc. merges, reincorporates, or otherwise restructures, an equal value of the successor entity’s publicly-traded stock will be substituted for the Global Green Solutions Inc. stock held in escrow for Aera within thirty (30) days of such merger, reincorporation, or other restructuring.

AMENDMENT CHANGES TO PROGRAM AGREEMENT

1.      Section 1.1 – Definitions – the following amendments are made.

The definition of “Unit” is deleted in its entirety and replaced with the following:

“Unit” means one (1) waste biomass-fueled steam generator and its associated burner, having a nominal design capacity of seventy-five (75) million BTUs (75 MMBTU)/hour except for the Test Unit which will have a nominal design capacity of at least twenty (20) million BTUs (20 MMBTU)/hour. Whenever the term “Unit” is used in this Program Agreement or any agreement entered into pursuant to this Program Agreement, except as expressly otherwise agreed, such nominal design capacity shall determine the scope and extent of any duty or obligation undertaken and owed by either Party. By way of example, but not limitation, a duty or obligation affecting two (2) Units is deemed to be met by one (1) Unit of twice such nominal design capacity. Nothing in this definition shall limit or

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otherwise affect (1) Aera’s discretion to accept or reject Units, Sites and/or Projects, as provided herein, or (2) Aera’s overview of design and engineering of Sites and Projects.

The definition of “Full Scale Period” is deleted in its entirety and replaced with the following:

“Full Scale Period” shall mean, for any given Project, a period of five (5) years and for the Test Unit a period of two (2) years, commencing on the first Steam Production Commencement Date that occurs at such Project's Site, there being only one such "first Steam Production Commencement Date" for each Project, regardless of the number of subsequent Steam Production Commencement Dates that may occur during the Project.

The definition of “Test Period” is deleted in its entirety and replaced with the following:

“Test Period” means the period of 60 days during which the first Unit is production operated on the first Site to test Production from waste biomass as described in Section 3.5 of this Program Agreement, with such Test Period to begin on the first day of production operation of such first Unit, such day to be no later than two (2) years from the Effective Date. The 60-day period specifically excludes that period of time associated with set up and technical adjustments of Unit components and process to optimize output, prior to production operation.

2.	Section 2.1 – Information Exchange/Completion Dates

	a.	The language “90” in the last sentence of the first paragraph is deleted and replaced with “240.”

	b.	The language “60” in the first sentence of paragraph 2.1.1 is deleted and replaced with “210.”

3.	Section 3.5.5

Section 3.5.5 is deleted in its entirety and replaced with the following:

3.5.5 In the event that both Parties give notice as provided in Section 3.5.4 that the mutually pre-agreed Specific Test Requirements are met or the test results are otherwise mutually acceptable, then Aera, at its sole discretion, shall, within sixty (60) days of such notice, provide Greensteam with notice of Aera's election of one of the following two options: (1) that this Program Agreement and any Site-Specific Agreements shall continue in force and effect, and the Full Scale Period for the first non-Test Unit Project shall commence on the date of issue of the “Full Scale Permit” or the ninety-first (91st) day following the conclusion of the Test Period, whichever is the later, with Greensteam taking all steps necessary to obtain the Full Scale Permit at the earliest reasonably feasible date; or (2) that this Program Agreement and any Site-Specific Agreements shall be deemed terminated and of no further force and effect, except as to matters encompassed with Section 15.1; provided, however, that the notice of Aera's election of this second option shall have, and shall set forth, an effective date which will be no sooner than a total of one hundred eighty (180) operating days after the Test

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Period start. In the event of termination of this Program Agreement and the Site-Specific Agreements under this second option, which termination shall become effective on such effective date, Greensteam shall remove all structures and restore Aera’s Premises as provided in Section 3.3.9. In the event that Aera fails to provide notice of Aera's election within such sixty (60) day period (or such additional time as may be mutually agreed upon by the parties), then such failure shall be deemed to be Aera's election of the second option.

4.   Section 3.5.6

Section 3.5.6 is deleted in its entirety and replaced with the following:

3.5.6 Within sixty (60) days of commencement of the Full Scale Period for the first non-Test Unit Project, Aera and Greensteam shall enter into Site-Specific Agreements (and/or amendments to the existing Site-Specific Agreements) for Projects containing a minimum of ten (10) Units, which ten (10) Units shall be installed, and the Steam Production Commencement Date of the tenth Unit shall have occurred, within eighteen (18) months of execution of such Site-Specific Agreements and/or amendments.

5.	Schedule B - Test Unit Plan – Schedule B is deleted in its entirety and replaced with the Schedule B attached to this First Amendment.

6.	Schedule E – Steam and Utility Services Sale and Purchase Agreement –

Schedule E is deleted in its entirety and replaced with the Schedule E attached to this First Amendment.

7.	Schedule F – Project Agreement – Schedule F is deleted in its entirety and replaced with the Schedule F attached to this First Amendment.

IN WITNESS WHEREOF, the Parties have executed this First Amendment to Program Agreement as of the date first set forth above.

AERA ENERGY LLC	GLOBAL GREENSTEAM LLC

By: GAURDIE BARISTER	By: CRAIG A. HARTING

Name: Gaurdie Barister	Name: Craig A. Harting

Title: President & CEO	Title: Director

GLOBAL GREEN SOLUTIONS INC.

By: J. DOUGLAS FRATER

Name: J. Douglas Frater

Title: President & CEO

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EXHIBIT 1
to
FIRST AMENDMENT TO PROGRAM AGREEMENT

ESTIMATED AERA R&D PAYMENTS TOTAL FOR THE TEST UNIT

The maximum amount Aera will pay in the way of Payments is Three Million Dollars ($3,000,000). The table below shows the maximum Aera will pay for any one category of expenses:

Engineering and design	$500,000
Materials and Construction	$2,500,000
TOTAL	$3,000,000

For example, if Greensteam invoices Nine Hundred Thousand Dollars ($900,000) for engineering and design R&D, Aera will be obligated to pay only Five Hundred Thousand Dollars ($500,000).

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SCHEDULE B

TEST UNIT PLAN

Any capitalized term used but not defined herein shall have the definition provided in the Program Agreement.

1.0    General Considerations

1.1    The scope and objectives of the Test Unit plan are as set forth in Section 3.5 of the Program Agreement and shall include the following:

  Demonstrate operational compatibility with pre-existing oilfield operations

  Demonstrate long-term operability

  Demonstrate NOx reduction, particulate reduction, other emissions reduction, and waste management

  Demonstrate an acceptable steam product

  Install a quarter-scale Test Unit and related equipment and appurtenances necessary to demonstrate the items listed above and to support the Projects contemplated in the Program Agreement.

1.2    The Test Period will include testing of the following systems:

  Wood burner, heat recovery steam generator, wood storage sized for the quarter scale Test Unit and wood feed. Wood storage will not be typical of Full Scale Period operations.

  NOx, particulate and other emissions reduction and control, and disposition of any wastes produced in the process.

  Facility instrumentation and controls.

1.3    The Test Unit Site will have a dedicated entrance and the entire Site will be fenced in for security purposes. Truck access will be provided and the Site will be gated when not in use.

1.4    The Test Unit will be designed for at least twenty (20) million BTU per hour capability.

1.5    The size of the Test Unit Site required is estimated to be one (1) acre depending on the configuration of the Site.

1.6    It is anticipated that the plant may run twenty-four (24) hours per day seven (7) days per week during testing. There will be periods during which the plant will not be operating, including maintenance periods and periods between test runs.

1.7    The Site will be manned when running and will be locked when no personnel are on the Site. Staffing is estimated at one (1) operator per shift. Media-trained Greensteam spokespersons will be available and present when required during the Test Period.

2.0    Specific Test Requirements

Aera, at its sole discretion, will designate representatives to witness the fulfillment of requirements listed in this Schedule B. Greensteam shall give Aera at least a one (1) day notice that it is performing operations to meet these requirements. If Aera does not witness the fulfillment of a requirement for which the specified notice is given by Greensteam, Greensteam is not obligated to repeat such testing, but will give Aera all data resulting from the test.

2.1	Operational Capability

2.1.1

The Test Unit will make two (2) controlled startups from a completely shutdown configuration, each within an eight (8) hour timeframe. The Test Unit will make two (2) controlled shutdowns from a fully operating configuration, each within an eight (8) hour timeframe.

2.1.2

The Test Unit will operate for a minimum of Test Run Hours as defined in the Program Agreement, demonstrating continuous Steam output of the Quality, quantity, and pressure specified in Section 2.2 of this Schedule B.

2.2	Test Run Steam Specifications

2.2.1

Steam Quality shall target seventy-five percent (75%), but not be less than the higher of (1) Cut-off Steam Quality as defined in Schedule E, Section 12.12; or (2) fifty percent (50%) as stipulated in Schedule E, Section 4.2.

	2.2.2	Steam quantity shall not be less than seven hundred fifty (750) Cold Water Equivalent barrels of Steam per day averaged over the Test Run Hours.

	2.2.3	Steam pressure shall not be less than the Feedwater pressure averaged over the Test Run Hours less six hundred (600) psi.

2.3	Biomass Supply and Conveyance

	2.3.1	The reliability, continuity, and quantity of biomass supply will be demonstrated in the Test Run Hours.

	2.3.2	The characteristics of biomass used in the Test Run Hours will be representative of the characteristics expected during the Full Scale Period.

	2.3.3	Drying and other treatment of biomass shall be demonstrated during the Test Run Hours.

2.3.4

The reliability, continuity, and capability of biomass conveyance from storage sites to the Test Unit shall be demonstrated during the Test Run Hours although wood storage will not be typical of Full Scale Period operations.

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2.4	Steam Conveyance

	2.4.1	During the entire Test Run Hours, Steam generated by the Test Unit will be conveyed to the Site Boundary and placed in an Aera steam line.

2.5	Emissions

2.5.1

During the Test Run Hours, the operation will be in full compliance with stipulations laid out in the June 18, 2007, Rule 2021 experimental research operation permit exemption letter from the San Joaquin Valley Air Pollution Control District (Exhibit 1).

	2.5.2	There will be at least one (1) time within the Test Run Hours when emissions testing will verify full compliance with the stipulations of Exhibit 1.

2.6	Metering and Control

	2.6.1	During the Test Run Hours, continuous monitoring of operational parameters will demonstrate that the Test Unit is operating safely and within the above-stated requirements and specifications.

	2.6.2	Prior to the Test Run Hours, measurement equipment will demonstrate the accuracy specified in Section 12.7 of Schedule E.

3.0	Schedule

For planning purposes only, the anticipated Test Unit schedule is forecasted as follows, dates noted are after First Amendment execution (FAE):

Aera site identification Onsite preparation Installation and hook-up Start up and commissioning Test run period Completion of Testing	1 month FAE 3 months FAE 7 months FAE 8 months FAE 9 months FAE 14 months FAE

A Test Unit Site layout will be generated after Site selection.

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SCHEDULE E

STEAM AND UTILITY SERVICES SALE AND PURCHASE AGREEMENT

(Site No. ___; Project No. ___)

This Steam and Utility Services Sale and Purchase Agreement (“SUSSPA”) is made and effective as of the __ day of _________, 2____, by and between Aera Energy LLC (“Aera”) and Global Greensteam LLC (“Greensteam”).

RECITALS

     A.     Aera and Greensteam have entered into a Program Agreement dated ______________, 2008 (the “Program Agreement”) pursuant to which Greensteam has agreed to develop Sites and Projects in which Greensteam will own and operate certain equipment in connection with producing and selling Steam to Aera, as provided by the Program Agreement. The terms of the Program Agreement are hereby incorporated by reference and made a part of this SUSSPA. Any term used herein but not defined will have the definition, if one, provided by the Program Agreement. Pursuant to Section 2.2 of the Program Agreement, for each Site and Project developed under the Program Agreement, there shall be a Site License Agreement, Project Agreement, and SUSSPA, collectively the Site-Specific Agreements. The Site and Project to which this SUSSPA applies are referenced in the title hereinabove and in Exhibit One to the applicable Site License Agreement; and as used herein, the terms “Site” and “Project” shall refer to such Site and Project; reference herein to any Site-Specific Agreement shall be to the Site-Specific Agreement applicable to such Site and/or Project.

     B.     Greensteam wishes to obtain Electricity, Natural Gas, and Utility Water to operate said equipment and obtain Feedwater suitable for producing Steam in connection with performing its obligations under the Program Agreement and Site-Specific Agreements.

     C.     In accordance with the terms and conditions set forth below, Aera has agreed to buy Steam from Greensteam and provide Feedwater, Electricity, Natural Gas, and Utility Water for the purposes of producing this Steam.

NOW, THEREFORE, in consideration of the mutual covenants herein expressed and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Greensteam and Aera agree as follows:

1.0     Definitions

All capitalized terms used herein shall have the meanings ascribed to them in the Program Agreement and Site-Specific Agreements, as applicable.

2.0     Purchase and Sale of Steam

Greensteam agrees to sell and deliver and Aera agrees to purchase and accept all the Steam generated by Greensteam from the Project in accordance with the terms and conditions set forth below. Each Unit within the Project shall be subject to this SUSSPA, and to the provisions of the other Site-Specific Agreements and the Program Agreement, effective as of the Steam Production Commencement Date for such Unit.

3.0     Delivery of Steam

3.1     Greensteam shall begin delivery of Steam starting on the first Steam Production Commencement Date noted in the Project Agreement. Greensteam shall provide Aera with written notification at least one (1) month prior to the first Steam Production Commencement Date. Delivery shall take place at the Site Boundary Interconnection Point, at which place and delivery title to the Steam and risk of loss shall pass to Aera.

3.2     Greensteam shall continuously deliver Steam during all months of the year and at all times other than during reasonable shutdown periods for maintenance, repairs, modifications, or Force Majeure events.

3.2.1     Greensteam shall use all reasonable efforts to provide Aera twenty-four (24) hours notice prior to any scheduled shutdown of twenty-four (24) hours or less, and seven (7) days notice prior to any scheduled shutdown longer than twenty-four (24) hours (excluding major overhauls).

3.2.2     Greensteam shall provide Aera sixty (60) days notice prior to scheduled shutdown for major overhauls of the Project.

3.3     Aera shall accept delivery of the Steam on the Steam Production Commencement Date(s) and shall continuously accept Steam during all months of the year and at all times other than during reasonable shutdown periods for maintenance, repairs, modifications, or Force Majeure events. Aera shall use all reasonable efforts to provide Greensteam twenty-four (24) hours notice prior to any planned shutdown of twenty-four (24) hours or less, and seven (7) days notice prior to any planned shutdown longer than twenty-four (24) hours.

3.4     Aera and Greensteam shall use their reasonable efforts to maintain their respective facilities in good working order and to correct any cause for shutdown or reduced capacity in a diligent manner. Whenever possible, the Parties shall coordinate the scheduling of maintenance and repairs to their respective facilities to minimize shutdowns.

3.5     Notwithstanding the provisions above, a Party’s failure to provide the notice set forth above shall not require that Party to delay or defer any unscheduled shutdown, nor shall that Party be required to resume operations until such maintenance and repairs have been completed.

4.0     Steam Quality

4.1     The Parties acknowledge that factors such as ambient conditions, pressure, and Feedwater conditions may affect Steam Quality produced by the Project.

4.2     Greensteam shall use all reasonable efforts to provide Steam at a Quality noted in the Project Agreement, and measured pursuant to Section 12. At no time will Steam below fifty percent (50%) Steam Quality be provided and/or delivered into the Aera pipeline. Greensteam shall use reasonable efforts to adjust the Steam Quality delivered to Aera within seven (7) days of receipt of written notice from Aera designating a desired adjusted Steam Quality. Aera may not request a change in Steam Quality more than once per calendar month. Greensteam shall not be obligated to change the Steam Quality if, in its sole determination, the change would be detrimental to the Project.

5.0     Steam Pressure, Temperature and Quantity

5.1     The Parties acknowledge that factors such as ambient conditions, pressures, and Steam Quality may affect the quantity of Steam produced by the Project.

5.2     Greensteam shall use all reasonable efforts to provide Steam at the target rate noted in the Project Agreement.

5.3     Greensteam shall use all reasonable efforts to deliver Steam to Aera at an operating pressure stated in the Project Agreement, and Aera shall maintain appropriate back pressure to the Site at the Interconnection Point.

6.0     Incremental Energy Charge for Steam Delivered

6.1     Pursuant to Section 10, Greensteam shall calculate a monthly Incremental Energy Charge to convert all Aera-supplied Feedwater to Steam delivered at a Steam Quality of seventy percent (70%) or greater, as measured at the Site Boundary Interconnection Point.

6.2     There will be no Incremental Energy Charge for Steam delivered with a Steam Quality of less than seventy percent (70%), measured pursuant to Section 12, except (1) for such Steam delivered during (A) the initial start-up of the Project, (B) start-up following shutdowns of the Project, or (C) prior to shutdown of the Project, and (2) as provided in Section 12.12. It is anticipated that the period during which the Steam Quality will be less than the Steam Quality last designated by Aera will be for one (1) hour per start-up or shutdown event. However, Aera will not be obligated to pay for more than three (3) hours of Steam per start-up or shutdown event that is measured at less than its last designated Steam Quality.

6.3     The monthly Incremental Energy Charge shall be calculated as follows:

EA = (Hs –Hf) Where:

EA = Energy added, in BTU per pound-mass (“lbm”) of Feedwater.

Hs = Weighted average heat content, in BTU/lbm, of Steam delivered during the month.

Hf = Heat content of the Feedwater at the weighted average inlet temperature of Aera-supplied Feedwater during the month, in BTU/lbm.

FE = EA / EFF

Where:                              FE = Fuel equivalent of the added energy in BTU/lbm.

                                        EFF = Efficiency of a conventional gas-fired steam generator stated in the Project Agreement.

MFE = FE x Q/1,000,000

Where:          MFE = Monthly fuel equivalent of the added energy in million BTU (“MMBTU”).

                    Q = Quantity of Feedwater supplied by Aera to Greensteam during the month, in lbm.

For the Test Unit:

IEC1 = MFE x CBP x (100 - DF) / 100

Where:          IEC1 = Incremental Energy Charge for the month in dollars ($).

CBP = “Southern California Border Gas Price” in $/MMBTU as published in the publication "NGI's Bidweek Survey" under the heading "California," under subheading "Southern Cal. Border Avg.," in the column "avg.," for the month of delivery; or, other state or national gas price index which may supersede Socal in the future.

DF = Discount factor stated in the Project Agreement.

For the Full-Scale Periods for non-Test Unit Projects:

IEC2 = IEC1 – (2 x MFE) until the discounted steam amount referred to in Exhibit 1 of this Schedule is paid in full.

IEC2 = IEC1 thereafter

Where:          IEC2 = Incremental Energy Charge for the month in dollars ($).

7.0     Electricity Charge

Aera shall measure the quantity of Electricity (in kilowatt-hours) delivered to Greensteam each month and shall compute the Electricity Charge as follows: EC = KWH x CF x CBP

Where:	EC = Electricity Charge, in $/month

KWH = The kilowatt-hours of electricity delivered to Greensteam for the month corresponding to the Incremental Energy Charge computed in
Section 6.3 above.

CF = Electricity conversion factor stated in the Project Agreement.

CPB = The Southern California Border Gas Price, in $/MMBTU per
Section 6.3 above, corresponding to the month of Electricity deliveries.

8.0     Natural Gas Sale Price

Aera shall measure the quantity of Natural Gas (in MMBTU) delivered to Greensteam each month and shall compute the Natural Gas Charge as follows:

NGC = EIN x CBP

Where:          NGC = Natural Gas Charge, in $/month

                     EIN = Energy in gas, in MMBTU/month

                     CPB = The Southern California Border Gas Price (Socal) in $/MMBTU, per Section 6.3 above, corresponding to the month of Natural Gas deliveries.

9.0     Feedwater and Utility Water Arrangement

9.1     Aera shall make available to Greensteam, at no cost to Greensteam, a daily quantity of Feedwater equal to the Steam quantity stated in the Project Agreement, and an additional quantity of Utility Water up to twenty thousand (20,000) barrels/calendar year, to be exclusively used by Greensteam in support of its operations to provide Steam to Aera. Aera will accept up to the same Utility Water quantity from Greensteam for reprocessing or disposal as Waste Water Return if Greensteam certifies this Waste Water as non-hazardous and non-deleterious to Aera’s operations. Aera, at its sole discretion, may refuse to accept this Waste Water Return if it contains Hazardous Materials as defined in Section 7.2 of the Site License Agreement, or if it negatively affects Aera’s operations.

9.2     Greensteam may change the Feedwater delivery rates and/or pressure from time to time by providing written notification to Aera. Aera shall use all reasonable efforts to change such delivery rates and/or pressure as requested, so long as such change does not unreasonably interfere with Aera's oilfield operations.

9.3     The temperature of the Feedwater delivered by Aera at the Feedwater metering point shall be metered per Section 12.

10.0     Payment of Incremental Energy Charge, Electricity Charge, and Natural Gas Charge

10.1     The Steam delivered to Aera and the Electricity and Natural Gas delivered to Greensteam during the preceding month shall be determined from monthly meter readings which shall be taken as contemporaneously as reasonably possible at the end of each month.

10.2     By the 7th Business Day of each month, Aera shall submit a monthly statement to Greensteam for the Electricity and Natural Gas delivered during the preceding month, setting forth the Electricity Charge and the Natural Gas Charge, and showing the meter readings and formulas used to calculate the Electricity Charge and Natural Gas Charge.

10.3     By the 12th Business Day of each month, Greensteam shall submit to Aera a monthly statement for Steam delivered during the preceding month, setting forth the Incremental Energy Charge. The statement shall show a credit for the Electricity Charge and Natural Gas Charge. Provided, however, that if the Incremental Energy Charge is less than the sum of the Electricity Charge and Natural Gas Charge, Greensteam shall remit the difference to Aera in cash payment, by such 12th Business Day. Such monthly statements shall provide detailed information showing the calculation of the Incremental Energy Charge.

10.4     Aera shall remit payment in cash for the Incremental Energy Charge, minus the Electricity Charge and Natural Gas Charge, within thirty (30) days of receipt of Greensteam’s monthly statement. All payments not made within the applicable period shall be deemed delinquent (“Delinquent Payments”). Delinquent Payments shall bear interest monthly at the prime rate in effect at the Bank of America, N.T. & S.A., San Francisco, California, on the first day of the month in which the delinquency occurs until paid, compounded monthly, but not to exceed the maximum contract rate permitted by the applicable usury laws of the State of California. The acceptance of any interest payment shall not excuse any Delinquent Payment and shall not constitute a waiver by Greensteam of full payment of the Delinquent Payment, including any accrued interest.

10.5     Aera shall not be deemed to be delinquent for any charges which are disputed in good faith, provided all undisputed charges have been paid.

10.6     Pursuant to Section 3.3.2 of the Program Agreement, Greensteam shall timely file, with the Assessor of the County in which any Greensteam property comes to be located on Aera’s Premises, such property statements, income statements, or other forms or information as such Assessor may require for Greensteam’s property and/or activities to be assessed separately from Aera’s Premises and/or activities for purposes of any tax described in Section 3.3.2 of the Program Agreement. Greensteam shall take such additional steps as are required by such Assessor to bring about such separate assessment, levy of tax, and billing for such taxes directly to Greensteam. In the event that, notwithstanding the foregoing, any Greensteam property or activity comes to be included in an assessment and tax billing to Aera, then Greensteam shall promptly take whatever steps are required to correct such erroneous assessment and billing, and pending such correction Aera shall include in the statement submitted under Section 10.2 Aera’s calculation of the amount of any tax billed to Aera and attributable and allocable to Greensteam’s activities and property, and such amount shall also be deducted from the Incremental Energy Charge in Greensteam’s statement submitted under Section 10.3.

11.0     General Audit procedures

11.1     Upon thirty (30) days prior written notice, a Party may review, at all reasonable times during normal business hours at the other Party’s offices, the documentation used in determining the Incremental Energy Charge, Electricity Charge, and Natural Gas Charge, as applicable.

11.2     The Parties shall have the right to audit each other’s accounts and records relating to monthly statements relating to the Incremental Energy Charge, Electricity Charge, and Natural Gas Charge hereunder for any calendar year during which the Project Agreement is in effect, within a twenty-four (24) month period following the end of the calendar year.

11.3     All statements rendered during any calendar year shall be conclusively presumed to be true, correct, and undisputed after twenty-four (24) months following the end of any such calendar year, unless a Party takes written exception thereto within the twenty-four (24) month period and makes a claim against the other Party for adjustment.

12.0     Metering and Monitoring

12.1     Greensteam shall provide, own, and maintain at its expense industry-standard metering systems, located within the Site, to continuously measure and record the temperature, pressure, and Steam Quality delivered to Aera.

12.2     Greensteam shall provide, own, and maintain at its expense, industry-standard metering systems, located inside the Site Boundary at the Feedwater, Electricity, and Natural Gas metering points, to continuously measure and record the mass flow rate and temperature of the Feedwater, and the quantities of Electricity and Natural Gas delivered to Greensteam.

12.3     Meters shall be sealed and the seals shall be broken only when the meters are to be inspected, tested, or calibrated.

12.4     The Party maintaining a meter shall give reasonable notice of testing, cleaning, changing, repairing, inspecting, adjusting, and calibrating of the meter to the other Party, who may be present to witness such activities.

12.5     All required metering equipment shall be calibrated and adjusted quarterly by the Party maintaining the meter, at its sole expense, and at any other reasonable time upon reasonable written request by other Party, at the requesting Party’s expense, subject to Section 12.7 below.

12.6     The Party performing the calibration shall provide the other Party with a copy of the calibration report, which report shall contain the calibration date and accuracy, as well as details of any repairs.

12.7     Metering equipment found inaccurate shall be repaired, calibrated, or replaced by Greensteam, at its sole expense, so that the metering accuracy of the equipment is maintained as follows:

MEASUREMENTS		Percent of Full Scale

1	Steam Temperature	+/-	1.5%
2	Steam Pressure	+/-	0.5%
3	Steam Quality	+/-	3.0%
4	Feedwater Temperature	+/-	1.5%
5	Feedwater Pressure	+/-	0.5%
6	Feedwater Mass Flow Rate	+/-	0.5%
7	Natural Gas	+/-	2.0%
8	Electricity	+/-	0.5%

12.8     If an instrument is found to be reading inaccurately, adjustments shall be performed to correct all measurements made by the inaccurate instrument for:

12.8.1     The actual period during which inaccurate measurements were made, if the period can be determined, or, if not,

12.8.2     The period immediately preceding the test of the meter equal to one half of the time from the date of the last previous test of the instrument; provided that the period covered by the correction shall not exceed three (3) months.

12.9     The records from the measuring equipment shall remain the property of the meter owner. The meter owner shall, however, upon reasonable notice and during normal business hours, allow the other Party to inspect and verify its measuring records and charts, together with calculations therefrom.

12.10    Steam Quality referred to in Section 6.2 of this Schedule and Section 2.2.1 of Schedule B will be calculated as the monthly average of continuous Steam Quality measurements excluding measurements during initial start-up of the Units, the start-up following shutdowns of the Units and prior to shutdown of the Units, with each excluded measurement being for one (1) hour per start-up or shutdown event. Where the Test Run Hours constitute a period less than one (1) month, Steam Quality measurement in this case will be averaged over the Test Run Hours.

12.11    The monthly average Feedwater total hardness will be calculated from measurements done by Aera at its facilities. Greensteam will be provided this data in as near real time as possible, ideally via an electronic link to the data in the Aera information system. Currently, Feedwater total hardness is measured with a Hach DR/820 Colorimeter using Method 8030 in this instrument’s Procedures Manual. However, the Feedwater hardness measurement technique may change with time and Aera reserves the right to change the measurement method at any time. Greensteam will be informed when any such change occurs. Aera shall, upon reasonable notice and during normal business hours, allow Greensteam to inspect and verify its measuring records and charts, together with calculations therefrom.

12.12    The Incremental Energy Charge described in Section 6 above will be zero if the monthly average Steam Quality defined in Section 12.10 above is less than seventy percent (70%) and monthly average Feedwater total hardness defined in Section 12.11 above is less than or equal to one part per million (ppm). If the monthly average Feedwater total hardness is greater than one ppm, there will be zero Incremental Energy Charge if the monthly average Steam Quality is below the Cut-off Steam Quality defined as: Cut-off Steam Quality = [(1 – monthly average Feedwater total hardness in ppm/4) x 100%] - 5%

13.0     Taxes

13.1     The Parties anticipate that no sales or use taxes will be imposed on the sale of Steam, Feedwater, Utility Water, Electricity, and Natural Gas under this Agreement by federal, state, or local taxing authorities.

13.2     If any sales or use taxes are assessed on the sale of Steam under this Agreement, Aera shall pay all such taxes and any interest or penalty associated therewith.

13.3     If any sales or use taxes are assessed on the sale of Electricity, Feedwater, Utility Water, or Natural Gas under this Agreement, Greensteam shall pay all such taxes and any interest or penalty associated therewith.

13.4     Both Parties shall take all action reasonably necessary, and shall fully cooperate in opposing any such assessment of sales or use taxes covered by this Section 13.

14.0     Default

14.1     Aera shall be in default (each an “Aera Default”) of this SUSSPA if Aera fails to take Steam, for reasons other than Force Majeure or periods of reasonable shutdown, for thirty (30) or more consecutive days. Aera shall not be in default if Greensteam and Aera mutually agree, during the thirty (30) days, upon reasonable means to cure the default, which cure may occur beyond the thirty (30) day period. On the thirty-first (31st) day, if the default has not been cured or if Aera and Greensteam have not mutually agreed on reasonable steps to cure the default, Greensteam may terminate this SUSSPA for default.

14.2     Aera shall be in default (each an “Aera Default”) of this SUSSPA if Aera fails to take at least eighty-five percent (85%) of Steam generated by Greensteam, for reasons other than Force Majeure or periods of reasonable shutdown, over a period of one (1) year. Aera shall not be in default if Greensteam and Aera mutually agree during the one (1) year period, upon reasonable means to cure the default, which means may occur beyond the one (1) year period. On the three hundred sixty-sixth (366th) day, if the default has not been cured or if Aera and Greensteam have not mutually agreed on reasonable means to cure the default, Greensteam may terminate this SUSSPA for default.

14.3     Greensteam shall be in default (each a “Greensteam Default”) of this SUSSPA if Greensteam fails to deliver Steam meeting the quantity, Quality, temperature, and pressure requirements set forth in this SUSSPA, for reasons other than Force Majeure or periods of reasonable shutdown, for thirty (30) or more consecutive days. Greensteam shall not be in default if Greensteam and Aera mutually agree, during the thirty (30) days, upon reasonable means to cure the default; which means may occur beyond the thirty (30) day period. On the thirty-first (31st) day, if the default has not been cured or if Aera and Greensteam have not mutually agreed on reasonable steps to cure the default, Aera may terminate this SUSSPA for default.

14.4     Greensteam shall be in default (each a “Greensteam Default”) of this SUSSPA if Greensteam fails to deliver eighty-five percent (85%) of the nominal Steam quantity noted in the Project Agreement multiplied by three hundred sixty-five (365), for reasons other than Force Majeure or periods of reasonable shutdowns, over a period of one (1) year. Greensteam shall not be in default if Greensteam and Aera mutually agree, during the one (1) year period, upon reasonable means to cure the default; which means may occur beyond the one (1) year period. On the three hundred sixty-sixth (366th) day, if the default has not been cured or if Aera and Greensteam have not mutually agreed on reasonable means to cure the default, Aera may terminate this SUSSPA for default.

14.5     Except as specifically provided in this Section 14 (Default), the default provisions of Article 16 of the Program Agreement shall apply to this SUSSPA.

15.0     Term of Agreement

This SUSSPA shall be effective as of the date first stated above, and for the Term stated in the Project Agreement, and any extension(s) thereof.

IN WITNESS WHEREOF, the Parties hereto have executed this SUSSPA the day and year first above written.

AREA ENERGY LLC	GLOBAL GREENSTEAM LLC

By: ______________________________________	By: ______________________________________

Its: __________________________________	Its: __________________________________

EXHIBIT 1
to
SCHEDULE E

STEAM AND UTILITY SERVICES SALE AND PURCHASE AGREEMENT

If the Full Scale Period for the first non-	Then the discounted steam amount will be:
Test Unit Project begins in the year:

2010	$3,900,000
2011	$4,100,000
2012	$4,300,000
2013	$4,500,000
2014 and onwards	$5,000,000

Schedule F

Project Agreement

(Site No. ___; Project No. __)

This Project Agreement (“Project Agreement”) is made and effective as of the __ day of _________, 2_____, by and between Aera Energy LLC (“Aera”) and Global Greensteam LLC (“Greensteam”).

R E C I T A L S

Aera and Greensteam have entered into a Program Agreement dated March 31 2007 as amended (the “Program Agreement”) pursuant to which Greensteam has agreed to develop Sites and Projects in which Greensteam will own and operate certain equipment in connection with producing and selling Steam to Aera, as provided by the Program Agreement. The terms of the Program Agreement are hereby incorporated by reference and made a part of this Project Agreement. Any term used herein but not defined will have the definition, if one, provided by the Program Agreement. Pursuant to Section 2.2 of the Program Agreement, for each Site and Project developed under the Program Agreement, there shall be a Site License Agreement, Project Agreement and Steam and Utility Services Sale and Purchase Agreement (“SUSSPA”), collectively the Site-Specific Agreements. The Site and Project to which this Project Agreement applies are referenced in the title hereinabove and in Exhibit One to the applicable Site License Agreement, and as used herein, the terms “Site” and “Project” shall refer to such Site and Project; reference herein to any Site-Specific Agreement shall be to the Site-Specific Agreement applicable to this Project Agreement.

NOW, THEREFORE, in consideration of the mutual covenants herein expressed and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Greensteam and Aera agree as follows:

1.0	Description of Project (this will include the number of Units)

2.0	Location of Site

The Site will be located as per Section 2 of the Site License Agreement.

3.0 Project Schedule and Term/Extensions

3.1 The Site Construction Commencement Date is (TBA)

3.2 The first Steam Production Commencement Date is anticipated by the Parties to be no later than _____________. Once determined, the first Steam Production

Commencement Date shall be inserted in the following space and initialed and dated by the Parties:

Steam Production Commencement Date:  ______________.

[ ] Greensteam, dated _________________.

[ ] Aera, dated _______________.

3.3 The term of this Project Agreement shall be the Full Scale Period; provided, however, that this Project Agreement shall automatically terminate and shall be of no further force and effect, if the Full Scale Period for this Project has not commenced within five (5) years from the date first set forth hereinabove.

3.3.1 This Project Agreement may be extended for an unlimited number of additional term(s) of five years each, conditional upon (i) either Party's providing the other Party with notice, no later than ninety (90) days before the expiration date of the term then in effect, of election to extend this Project Agreement for an additional five-year term; and (ii) the other Party, upon such notice, agrees in writing to such extension, and gives notice of such agreement no later than sixty (60) days before the expiration of the term then in effect.

4.0 Steam Purchase and Sale Parameters

4.1 The Steam quantity shall be (TBA) Cold Water Equivalent barrels per day, which is equivalent to (TBA) lbm/day.

4.2 The Steam Quality target shall be 75% on a monthly average basis.

4.3 The delivered Steam pressure shall be [select one]:

[____] “Belridge Tulare-type steam” between 800 psig to 1000 psig dependent on the Feedwater pressure between 1,450 psig to 1,650 psig;

[____] “Belridge Diatomite-type steam” between 1,300 psig to 1,400 psig dependent on the Feedwater pressure between 1,650 psig to 1,750 psig.

4.4 The average efficiency of a conventional gas fired steam generator ("EFF" as defined in Section 6.3 of Schedule E) is 82.5% .

4.5 The discount factor ("DF") is defined in Exhibit 1 of this Project Agreement.

5.0 Electricity Purchase and Sale Parameters

5.1 Aera will provide Electricity to Greensteam on a Natural Gas equivalent basis in accordance with the SUSSPA.

5.2 The Electricity conversion factor ("CF" as defined in Section 7.0 of Schedule E) is 9000 BTU/KWHR

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6.0 Natural Gas Purchase and Sale Parameters

6.1 Aera will provide Natural Gas to Greensteam in accordance with the SUSSPA.

7.0 Steam, Electricity, Natural Gas, Feedwater, Utility Water, and Waste Water Facilities:

All costs associated with the construction, installation, operation and maintenance of equipment and facilities necessary within the Site Boundary to enable the provision of Feedwater, Utility Water, the return of Waste Water and the sale and purchase of Steam, Electricity and Natural Gas shall be borne by Greensteam as set forth in Section 3.3.2 of the Program Agreement. All Steam line facilities, Electricity connection, Natural Gas connection, Feedwater connection, Utility Water connection and Waste Water Return connection facilities shall be constructed, installed, operated and maintained by the Parties as set forth below:

7.1 Steam line facilities

7.1.1 Greensteam shall design and construct or cause to be designed and constructed pipelines necessary to transport the Steam to the Site Boundary Interconnection Point where delivery to Aera will occur. Greensteam will pay all costs, including design, labor, materials, overhead and Installation.

7.1.2 Except for the Test Unit for which Greensteam will pay all costs associated with the design, Installation, construction and commissioning of all steam lines and facilities, each Party shall be responsible for and shall bear all costs associated with the design, Installation, construction and commissioning of their respective steam lines and facilities by the first Steam Production Commencement Date. Each Party shall be responsible for and bear all costs for the operation and maintenance of their respective Steam lines and facilities.

7.1.3 Aera will install equipment to prevent over-pressuring of the Aera steam header system above its maximum operating pressure. Greensteam shall pay for all costs associated with the installation of such equipment for the Test Unit only.

7.2 Electricity connection

7.2.1 Greensteam shall design and construct or cause to be designed and constructed Electricity lines necessary to transport the Electricity within the Site Boundary from an Aera connection at the Site Boundary, the location of which shall be determined by Aera. Aera shall design and construct the Electricity interconnect facilities to the Site Boundary, for which Greensteam will pay all costs, including design, labor, materials, overhead and Installation.

7.2.2 Greensteam shall be responsible for and shall bear all costs associated with the design, Installation, construction, metering and commissioning of the Electricity line, interconnect and metering facilities within the Site Boundary. Aera shall be responsible for and bear all costs for the operation and maintenance of the Electricity interconnect to the Site Boundary.

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7.3 Natural Gas Connection

7.3.1 Greensteam shall design and construct or cause to be designed and constructed Natural Gas lines necessary to transport the Natural Gas within the Site Boundary from an Aera connection at the Site Boundary, the location of which shall be determined by Aera. Aera shall design and construct the Natural Gas interconnect facilities to the Site Boundary, for which Greensteam will pay all costs, including design, labor, materials, overhead and Installation.

7.3.2 Greensteam shall be responsible for and shall bear all costs associated with the design, Installation, construction, metering and commissioning of the Natural Gas line, interconnect and metering facilities within the Site Boundary. Aera shall be responsible for and bear all costs for the operation and maintenance of the Natural Gas interconnect to the Site Boundary.

7.4 Feedwater and Utility Water connections

7.4.1 Greensteam shall design and construct or cause to be designed and constructed Feedwater and separate Utility Water lines necessary to transport the Feedwater and Utility Water within the Site Boundary from Aera connections at the Site Boundary, the location of which shall be determined by Aera. Aera shall design and construct the Feedwater and Utility Water interconnect facilities to the Site Boundary, for which Greensteam will pay all costs, including design, labor, materials, overhead and Installation.

7.4.2 Greensteam shall be responsible for and shall bear all costs associated with the design, Installation, construction, metering and commissioning of the Feedwater and separate Utility Water lines, interconnect and metering facilities within the Site Boundary. Aera shall be responsible for and bear all costs for the operation and maintenance of the Feedwater and Utility Water interconnect to the Site Boundary.

7.5 Waste Water Return connection

7.5.1 Greensteam shall design and construct or cause to be designed and constructed Waste Water Return lines necessary to transport the Waste Water to an existing Aera connection at a Site Boundary Interconnection Point, the location of which shall be determined by Aera. Aera shall design and construct the Waste Water Return interconnect facilities outside of the Site Boundary, for which Greensteam will pay all costs, including design, labor, materials, overhead and Installation.

7.5.2 Greensteam shall be responsible for and shall bear all costs associated with the design, Installation, construction, metering and commissioning of the Waste Water Return line, interconnect and metering facilities within the Site Boundary. Aera shall be responsible for, and bear all costs of, the operation and maintenance of the Waste Water Return interconnect outside of the Site Boundary.

7.6 Rights-of-Way

Aera and Greensteam shall provide each other with any assistance necessary to obtain any rights-of-way necessary or convenient for the Installation, construction,

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maintenance, operation and removal of their respective lines, facilities and metering facilities described in this Section 7.

7.7 Permits

The Parties shall comply with any and all applicable legal requirements associated with the purchase, transportation, delivery and use of the Steam, Electricity, Natural Gas, Feedwater, Utility Water, and Waste Water Return.

8.0 Definitions

Any capitalized term used but not defined herein shall have the definition provided in the Program Agreement.

9.0 Default

The default provisions of Article 16 of the Program Agreement shall apply to this Project Agreement.

IN WITNESS WHEREOF, the Parties hereto have executed this Project Agreement the day and year first above written.

AREA ENERGY LLC	GLOBAL GREENSTEAM LLC

By: ______________________________________	By: ______________________________________

Its: __________________________________	Its: __________________________________

5

EXHIBIT 1
to
SCHEDULE F

DISCOUNT FACTOR EQUATIONS

The information in the shaded areas below has been omitted pursuant to a request for confidential treatment and the material has been filed separately with the Office of the
Secretary of the Securities and Exchange Commission

A. In the case where less than 160 acres of Vertigro or other algae production facilities are installed:

For CBP defined in Schedule E	Discount Factor DF

For CBP defined in Schedule E	Discount Factor DF

B. In the case where 160 acres or more of Vertigro or other algae production facilities are installed:

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